Exhibit (C)(4) STRICTLY CONFIDENTIAL DECEMBER 2023 The blacked out information indicates information has been omitted on the basis of a confidential treatment request pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended. This information has been filed separately with the Securities and Exchange Commission. Discussion Materials of Brown Gibbons Lang & Company for the Transaction Committee of Manitex, dated December 22, 2023. Project ELEVATE Marketing Update – December 22, 2023 • CHICAGO • CLEVELAND • LOS ANGELES • NEW YORK BGLCO.COM

Marketing Update – Buyer Outreach Private Equity Strategics Firms Total Parties % Total Submitted Indication of Interest 0 3 3 2% Received Confidential Information Presentation; Still Reviewing 5 8 13 7% Negotiating NDA 0 2 2 1% Expressed Interest Prior to Executing NDA; Still Reviewing 0 3 3 2% Passed After Reviewing Confidential Information Presentation but May Reconsider 0 4 4 2% Total Interested Parties 5 20 25 14% Unresponsive Parties 21 24 45 25% Passed After Call and /or Reviewing Teaser 12 56 68 37% Passed After Reviewing Confidential Information Presentation 3 40 43 24% Parties on Hold 0 1 1 1% Total Parties 41 141 182 100% 2

Marketing Update – Buyer Outreach Cont’d *Bolded Parties indicate status change from prior week; (1) Pre-meeting on 10.11.2023; (2) Expressed concerns around rise in share price; (3) Indicated they will be 3 submitting an offer today

Marketing Update – Buyer Outreach Cont’d 4

Marketing Update – Buyer Outreach Cont’d 5 *Bolded Parties indicate status change from prior week

Marketing Update – Buyer Outreach Cont’d 6 *Bolded Parties indicate status change from prior week

Marketing Update – Buyer Outreach Cont’d 7 *Bolded Parties indicate status change from prior week; (1) Pre-meeting on 10.11.2023; (2) Expressed concerns around rise in share price

IOI Valuation Summary As of December 22, 2023 (in millions) Low Midpoint High Low Midpoint High Low Midpoint High FY2023 PF Adj. EBITDA $ 3 3.3 $ 3 3.3 $ 33.3 $ 33.3 $ 33.3 $ 33.3 $ 33.3 $ 33.3 $ 33.3 (x): Multiple 4.6x 5.0x 5.4x 5.0x 5.5x 6.0x 5.1x 5.6x 6.0x Enterprise Value $ 154.8 $ 167.7 $ 180.6 $ 166.5 $ 183.3 $ 200.0 $ 170.0 $ 185.0 $ 200.0 (-): Debt 87.8 87.8 87.8 87.8 87.8 87.8 87.8 87.8 87.8 (+): Cash 4.9 4.9 4.9 4.9 4.9 4.9 4.9 4.9 4.9 Implied Equity Value $ 7 1.9 $ 8 4.8 $ 97.7 $ 83.6 $ 100.4 $ 117.1 $ 87.1 $ 102.1 $ 117.1 (/): Shares Outstanding 20.3 20.3 20.3 20.3 20.3 20.3 20.3 20.3 20.3 Implied Share Price $3.55 $4.19 $4.82 $4.13 $4.96 $5.78 $4.30 $5.04 $5.78 8 (1) Enterprise value based on 6.0x to 7.0x multiple of EBITDA less normalized capital expenditures of $7.5 million

Still Reviewing CIP – Strategic Buyers Strategic Buyers # Buyer Commentary 1.) 2.) 3.) 4.) 5.) 9

Still Reviewing CIP – Financial Buyers Financial Buyers # Buyer Commentary 1.) 2.) 3.) 4.) 5.) 6.) 7.) 8.) 9.) 1.) 2.) 3.) 4.) 10

Common Buyer Pass Rationale Pass Rationale 1 Lack of strategic fit of rental and OEM businesses 2 Concerns around valuation and recent rise in stock price; question if valuation at a discount would pass a proxy vote 3 Capital expenditure requirements and asset intensity of rental equipment business 4 Cyclical nature of end markets and concerns around capital equipment outlook in a high interest rate environment 5 Complexity of take private transaction dynamics 6 Historical financial performance and margin profile 7 International operational complexity and exposure to European markets 8 Concerns around future growth prospects 11

Marketing Update – Lender Outreach Total Parties % Total Received Confidential Information Presentation; Still Reviewing 7 58% Negotiating NDA 1 8% Expressed Interest Prior to Executing NDA; Still Reviewing 0 0% Total Interested Parties 8 67% Called and/or Sent Teaser and NDA 2 17% Passed After Call and /or Reviewing Teaser 1 8% Passed After Reviewing CIP 1 8% Total Parties 12 100% Initial Lender Feedback 12

Marketing Update – Lender Outreach Cont’d 13 *Bolded Parties indicate status change from prior week